Exhibit 10.5
MEMORANDUM OF AGREEMENT
(Amendment No. 4 to Shareholders Agreement for the Europe JVC)
(Amendment No. 3 to Operating Agreement for Goodyear Dunlop Tires North America, Ltd.)
This Memorandum of Agreement (“Agreement”) is dated as of 26 April, 2007 and is by and between The Goodyear Tire & Rubber Company, a company organized and existing under the laws of the State of Ohio, United States of America having its principal office of 1144 East Market Street, Akron, Ohio 44316-0001, United States of America (“Goodyear”) and Sumitomo Rubber Industries, Ltd., a company organized and existing under the laws of Japan having its principal office at 6-9, 3-Chome, Wakinohama-cho, Chuo-ku, Kobe 651-0072, Japan (“Sumitomo” ).
WHEREAS, following discussion of the current operation of the Alliance, the parties have agreed the matters set out below.
NOW, IT IS AGREED AS FOLLOWS:
1.	The Europe JVC

Confirmation of Europe Shareholders Agreement

1.1	The parties confirm that, except to the extent otherwise contemplated by the Shareholders Agreement for the Europe JVC (hereinafter, the “Europe Shareholders Agreement”), any of the Alliance Agreements, the Articles of Association of the Europe JVC or as otherwise provided by law:
1.1.1	responsibility for management of the business, strategy and operations of the Europe JVC resides with its board of directors; and

1.1.2	the exclusive territorial coverage of the Europe JVC is the European Territory as described in Article 9.5 (a) of the Europe Shareholders Agreement, as it may be amended from time to time.
1.2	The parties confirm as follows:
1.2.1	Sumitomo agrees to the use of the PBU structure for the Europe JVC, provided however, that should Goodyear cause a material breach of this Agreement, then Sumitomo shall have the right to revert to the sales or organizational structure in the original Europe Shareholders Agreement. Under the PBU structure, the PBU executes daily tactical operations to carry out strategy decisions made by the board of directors of the Europe JVC. The parties agree that, subject to the other provisions of the Europe Shareholders Agreement, no future material change to the management or organizational structure of the Europe JVC, Goodyear Dunlop Tires Germany GmbH, Dunlop GmbH & Co KG, Goodyear Dunlop Tires OE GmbH, Goodyear Dunlop Tires France S.A., Goodyear Dunlop Tyres UK Limited, Dunlop Tyres Limited or Goodyear Luxembourg Tires S.A. (each of such companies or partnerships considered alone without its Affiliates controlled by it) shall be made without the Chairman of the Europe JVC making a prior consultation with the Vice-Chairman of the Europe JVC appointed by Sumitomo.

1.2.2	The exclusive territorial coverage (i.e. unified Western and Eastern Europe) and the single and efficient management and organizational structure of the Europe JVC shall be operated by 30 June 2008 so as to fully reflect the principles confirmed in paragraph 1.1. In particular, Goodyear will ensure that, notwithstanding the arrangement of Goodyear’s own internal SBU structure, responsibility for the management and operation of the business of the Europe JVC and its Affiliates controlled by it will, except as mentioned in paragraph 1.1, reside with the board of directors of the Europe JVC, and not with any of Goodyear’s SBUs.

1.2.3	Proposals for such operation and for involvement of SRI-appointed Directors in the operation of the PBU structure, including the role of the Vice-Chairman of the Europe JVC as it relates to the SRI European Trademarks tires in the Europe JVC for sales and marketing, will initially be discussed between Mr. de Bok and Mr. Nakaseko, who will report their conclusions to Mr. Gingo and Mr. Sawada in the first calendar quarter of 2007. Items to be considered in the course of these discussions include the governance and management structure of the Europe JVC and the role of PBUs. Pending agreement on the details of the operation, the SRI-appointed Directors of the Europe JVC will be entitled to attend and participate in such management meetings of the Europe JVC and its Affiliates controlled by it as the Vice-Chairman may determine.
1.3	As one interim measure towards improved integration of the territorial coverage of the Europe JVC, the President of the Goodyear EEMEA business unit (currently Mr. Kaplan) has been appointed to the board of directors of the Europe JVC as one of Goodyear’s nominated directors.

Hanau Technical Center

1.4	The parties agree that, subject as mentioned below, the Sumitomo nominated Director of the Europe JVC responsible for Dunlop technical matters (currently Mr. Nishi) shall also be appointed as the head of the Hanau Technical Center. Goodyear nevertheless reserves the right, after consultation with Sumitomo, to require those two functions to be split between two different persons at any time in the future.

1.5	Goodyear and Sumitomo agree that the head of the Hanau Technical Center shall report to and cooperate with the technical director of the Luxembourg Technical Center with respect to the following matters:

Report	1.5.1	annual budget and capital expenditure control, under the current Contract Research Agreement as of 1 January, 2000 between Goodyear and Dunlop GmbH;

Cooperate	1.5.2	commonality of technical matters;

	1.5.3	material specification;

	1.5.4	such other matters (if any) as may be agreed from time to time in writing by Goodyear and Sumitomo; and

	1.5.5	the areas of cooperation (1-10) listed in a letter dated July 18, 2005 from Mr. Gingo to Mr. Takahashi which have been extracted and attached hereto as Annex A.
1.6	Goodyear and Sumitomo agree to procure that the head of the Hanau Technical Center will communicate and coordinate with Consumer, Truck and Motorcycle PBU’s Directors in order to meet business objectives.

1.7	Goodyear agrees to consult with Sumitomo with respect to any proposals to close or significantly (that is, more than twenty percent (20%) reduction in operations, either alone or taken together with any related prior reduction effected within the preceding twelve (12) months) wind down of the Hanau Technical Center.

1.8	Goodyear undertakes to Sumitomo to procure that the Hanau Technical Center shall not be closed or significantly (that is, more than twenty percent (20%) reduction in operations, either alone or taken together with any related prior reduction effected within the preceding twelve (12) months) wound down unless Sumitomo has first given written notice to Goodyear that it is satisfied that there are arrangements in place for Dunlop research and development to continue that are satisfactory to Sumitomo and, following such closure, German-origin OE customers will continue to be properly served by the Europe JVC. Sumitomo agrees that it shall not unreasonably withhold such written notice of satisfaction to Goodyear.

2.	The North America JVC

Delegation of Chairman’s responsibilities

2.1	The parties agree that the Chairman of the North America JVC may delegate some or all of his responsibilities for Japan-origin OEM matters to the Goodyear-appointed OEM Sales/Marketing Director (currently Mr. Finkelmeier) and Goodyear confirms to Sumitomo that the Goodyear-appointed OEM Sales/Marketing Director (currently Mr. Finkelmeier) will at all times act, and be committed to work, in and for the best interests of the North America JVC in compliance with the terms of the North America Operating Agreement.

Sumitomo appointments

2.2	Goodyear and Sumitomo agree to procure that the SRI-appointed OEM Sales/Marketing Director (currently Mr. Hasegawa) is appointed as:
2.2.1	the sales/marketing director with responsibility for the management of relationships with Japan-origin OEMs for both the SRI North American Trademarks (“Dunlop brands”) and Goodyear North American Trademarks (“Goodyear brands”) and for sales to all motorcycle OEMs and ATV OEMs and for replacement sales of motorcycle tires; and

2.2.2	vice president with responsibility for sales (except final pricing and marketing strategy determinations) of the Dunlop brands to Japan-origin OEMs and for the direction and strategy for sales of Goodyear brands to Japan-origin OEMs.
2.3	Goodyear and Sumitomo also agree:
2.3.1	to procure that the SRI-appointed OEM Sales/Marketing Director (currently Mr. Hasegawa) shall be appointed as an officer of the North America JVC;

2.3.2	that the SRI-appointed OEM Sales/Marketing Director (currently Mr. Hasegawa) will have a direct report line to the Chairman and to the Vice-Chairman of the North America JVC, who will in turn report to the Chairman of the North America JVC; and

2.3.3	to procure that the SRI-appointed OEM Sales/Marketing Director (currently Mr. Hasegawa) and the Goodyear-appointed OEM Sales/Marketing Director (currently Mr. Finkelmeier) co-ordinate on all pricing decisions, subject to paragraph 2.2.2.

Goodyear employees

2.4	Goodyear undertakes to procure that:
2.4.1	except for the Goodyear-appointed OEM Sales/Marketing Director (currently Mr. Finkelmeier), all Goodyear employees from time to time with responsibility for sales to Japan-origin OEMs shall report to SRI-appointed OEM Sales/Marketing Director (currently Mr. Hasegawa) for all Japan-origin OEM matters;

2.4.2	the Goodyear employee who is currently exclusively responsible for sales to Japan-origin OEMs will be transferred to the North America JVC; and

2.4.3	all other Goodyear employees from time to time who are in charge of both Japan-origin OEMs and non Japan-origin OEMs will work with the North America JVC on a shared service basis.
2.5	Goodyear and Sumitomo agree that the reasonable charges associated with Japan-origin OEM activities by such Goodyear employees will be for the account of the North America JVC, but the shared service cost for such employees will only be for the account of the North America JVC to the extent it relates to their time selling Dunlop brands to Japan-origin OEMs. Goodyear undertakes to procure that the Goodyear-appointed OEM Sales/Marketing Director (currently Mr. Finkelmeier) shall not charge any of his time to the North America JVC.

Strategy

2.6	Goodyear and Sumitomo agree to:
2.6.1	procure that Toyota global strategy meetings for the Alliance JVCs are held on a regular basis and, in any event, not less than once every calendar quarter unless otherwise agreed; and

2.6.2	work together in good faith to establish and agree for the Alliance JVCs a cooperative strategy for Acura (Honda) and Infinity (Nissan) by a time to be agreed between Goodyear and Sumitomo.
CAPEX plan approval

2.7	Goodyear and Sumitomo agree to procure that each capital expenditure plan (or material amendment thereto) for the North America JVC shall be drafted by the Vice Chairman and the Chairman of the North America JVC and successively submitted to the shareholders (members) of the North America JVC for shareholder approval or disapproval prior to being implemented by the North America JVC.

Plant production

2.8	Goodyear undertakes to respect, and to procure that its Affiliates respect, the North America JVC’s plant production scheduling for the Buffalo plant prepared by the North America JVC for motorcycle tires. The production scheduling for all other tires will be based and coordinated on the overall production planning of Goodyear’s North American plants.

3	Third Party Sourcing

The parties will establish procedures for authorizing, on a case-by-case basis, the disclosure of technology owned by either of them to third parties for use in manufacturing products to be supplied to either of them.

4	Implementation

The parties will endeavor to implement this Agreement, including by way of entering into any further agreements they may identify as appropriate, as soon as practicable and shall review progress up to that implementation on a quarterly basis.

5	General

5.1	Goodyear (for itself and those of its Affiliates which are parties to the relevant Alliance Agreements) and Sumitomo (for itself and those of its Affiliates which are parties to the relevant Alliance Agreements) agree that, in the case of any inconsistency between the provisions of this Agreement and the provisions of any of the Alliance Agreements, the former provisions shall prevail and the relevant provisions of the Alliance Agreements shall be deemed to be modified accordingly.

5.2	Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings given in the Umbrella Agreement between Goodyear and Sumitomo dated as of June 14, 1999 (the “Umbrella Agreement”), and/or the other Alliance Agreements.

5.3	The provisions of Article XVIII of the Umbrella Agreement and the corresponding provisions of the Alliance Agreements amended by this Agreement are hereby incorporated into and made a part of this Agreement by this reference, and this Agreement shall be governed as if it is one of the agreements governed by such provisions of Article XVIII and the corresponding provisions of the Alliance Agreements amended by this Agreement.

6	Condition Precedent

This Agreement shall not take effect unless and until it has been approved by the Sumitomo Board of Directors at a meeting to be held no later than 27 February, 2007.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed for and on behalf of themselves and their Affiliates as of 26 April, 2007.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Robert Keegan

Name:	Robert J. Keegan

Title:	Chairman of the Board, Chief Executive Officer and President

Attest:	/s/ Anthony E. Miller

Name:	Anthony E. Miller

Title:	Assistant Secretary

SUMITOMO RUBBER INDUSTRIES, LTD.

By:	/s/ Tetsuji Mino

Name:	Tetsuji Mino

Title:	President and Representative Director

Attest:	/s/ Makoto Teshima

Name:	Makoto Teshima

Title:	General Manager, Legal Department